Exhibit 10.1

INVACARE CORPORATION
2018 EQUITY COMPENSATION PLAN

ARTICLE I.
PURPOSE AND DURATION
Section 1.01.     Establishment of the Plan. Invacare Corporation, an Ohio corporation, hereby establishes an equity-based compensation plan, to be known as the Invacare Corporation 2018 Equity Compensation Plan (the “Plan”). The Plan was adopted by the Company’s Board on March 27, 2018, contingent on shareholder approval.
Section 1.02.     Purposes of the Plan. The purposes of the Plan are to further the growth and financial success of the Company and its Affiliates by aligning the interests of Participants more closely with the interests of the Company’s shareholders, to provide Participants with an additional incentive to excel in performing services for the Company and its Affiliates, and to promote teamwork among Participants. The Plan is further intended to provide flexibility to the Company and its Affiliates in attracting, motivating, and retaining key employees and directors. To achieve these objectives, the Plan provides for the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and Shares.
ARTICLE II.
DEFINITIONS AND RULES OF INTERPRETATION
Section 2.01.     Definitions. For purposes of the Plan, the following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context:

(a)	“2003 Equity Plan” means the Invacare Corporation Amended and Restated 2003 Performance Plan.

(b)	“2013 Equity Plan” means the Invacare Corporation 2013 Equity Compensation Plan, as amended.

(c)	“Act” or “1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.

(d)
“Affiliate” means any corporation or any other entity (including, but not limited to, a partnership, limited liability company, joint venture, or Subsidiary) controlling, controlled by, or under common control with the Company.

(e)	“Affiliated SAR” means an SAR that is granted in connection with a related Option and is deemed to be exercised at the same time as the related Option is exercised.

(f)	“Aggregate Share Limit” has the meaning specified in Section 4.01(a).

(g)
“Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Shares.

(h)	“Award Agreement” means the written agreement that sets forth the terms and conditions applicable to an Award.

(i)	“Board” or “Board of Directors” means the Company’s Board of Directors, as constituted from time to time.

(j)
“Cashless Exercise” means, if there is a public market for the Shares, the payment of the Exercise Price for Options (i) through a same day sale commitment from the Participant and a FINRA member firm, whereby the Participant irrevocably elects to exercise the Option and to sell a portion of the

Shares so purchased to pay the Exercise Price, and whereby the FINRA member firm irrevocably commits upon receipt of such stock to forward the Exercise Price directly to the Company, or (ii) through a margin commitment from the Participant and a FINRA member firm whereby the Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the FINRA member firm in a margin account as security for a loan from the FINRA member firm in the amount of the Exercise Price and whereby the FINRA member firm irrevocably commits upon receipt of such Shares to forward the Exercise Price directly to the Company and the Company agrees to deliver the Shares upon receipt of the funds.

(k)
“Cause” means, with respect to any Participant, the meaning ascribed to such term in any employment, severance or change in control agreement entered into by such Participant. If a Participant has not entered into any employment, severance or change in control agreement with a definition of Cause, then “Cause” means the occurrence of any of the following events: (a) a Participant’s conviction of, or plea of guilty or nolo contendere to, a felony (other than one arising from the operation of a motor vehicle) or any crime of moral turpitude, fraud or dishonesty; (b) a Participant’s misappropriation, embezzlement, or attempted misappropriation or embezzlement, of any business opportunity, funds or property of the Company or any of its Affiliates or Subsidiaries (including attempting to secure or securing any personal profit in connection with any transaction involving the Company or its Affiliates or Subsidiaries); (c) the Participant’s fraud or dishonesty against the Company or any of its Affiliates or Subsidiaries; (d) the Participant’s breach of any Award Agreement or any Technical Information Agreement & Non-Competition Agreement entered into by the Participant or failure to adhere to any material written rule or policy of the Company; provided, however, that if such breach or failure is reasonably susceptible to cure; the Company shall notify the Participant in writing of the acts believed to constitute such breach or failure, and if the Participant corrects or remedies such acts within ten (10) business days after such notice is given, then such breach or failure shall not be deemed to be “Cause” hereunder; or (e) the Participant’s voluntary resignation or other termination of employment effected by the Participant under circumstances in which the Company could effect such termination with Cause pursuant to this Plan.

(l)	“Change in Control” has the meaning specified in Section 14.01.

(m)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(n)	“Committee” means the Compensation and Management Development Committee of the Board or such other committee appointed by the Board that complies with Section 3.01 to administer the Plan.

(o)	“Company” means Invacare Corporation, an Ohio corporation, and any successor thereto.

(p)
“Demotion or Removal” means, with respect to a Participant, other than by voluntary resignation or with the Participant’s written consent, the Participant’s ceasing to hold the highest position held by him or her at any time during the one-year period ending on the date of the consummation of a Change in Control with all of the duties, authority, and responsibilities of that office as in effect at any time during the one-year period ending on the date of the Change of Control.

(q)	“Director” means any individual who is a member of the Board of Directors.

(r)	“Effective Date” means May 17, 2018, which is the date on which the Company’s shareholders initially approved the Plan.

(s)
“Employee” means an officer or key employee of the Company or an Affiliate a leased employee or an individual who provides services for the Company or any Affiliate that is substantially similar to services an employee would provide.

(t)
“Exercise Price” means, (i) with respect to an Option, the price at which a Share may be purchased by a Participant pursuant to the exercise of such Option; and (ii) with respect to a SAR, the base amount of such SAR.

(u)
“Fair Market Value” means, with respect to a Share as of a particular date, the per share closing price for the Shares on such date, as reported by the principal exchange or market over which the Shares are then listed or regularly traded. If the Shares are not traded over the applicable exchange or market on the date as of which the determination of Fair Market Value is made, “Fair Market Value” means the per share closing price for the Shares on the most recent preceding date on which the Shares were traded over such exchange or market. If the Shares are not traded on any national securities exchange or market, the “Fair Market Value” of a Share shall be determined by the Committee in a reasonable manner pursuant to a reasonable valuation method. Notwithstanding anything to the contrary in the foregoing, as of any date, the “Fair Market Value” of a Share shall be determined in a manner consistent with avoiding adverse tax consequences under Code Section 409A and, with respect to an Incentive Stock Option, in the manner required by Code Section 422.

(v)	“FINRA” means the Financial Industry Regulatory Authority.

(w)	“Fiscal Year” means the annual accounting period of the Company.

(x)	“Freestanding SAR” means an SAR that is granted independently of any Option.

(y)
“Grant Date” means the date specified by the Committee or the Board, or a delegate of the Committee or the Board, on which a grant of an Award under this Plan will become effective, which date will not be earlier than the date on which the Committee or the Board, or a delegate of the Committee or the Board, takes action with respect thereto.

(z)
“Good Reason” means, with respect to any Participant, the meaning ascribed to such term in any employment, severance or change in control agreement entered into by such Participant. If the Participant has not entered into any employment, severance, or change in control agreement with a definition of “Good Reason,” then “Good Reason” means the occurrence of one or more of the following events within the two-year period following a Change in Control:

(i)
The Participant is subjected to a Demotion or Removal involving a material diminution in the Participant’s authority, duties, or responsibilities or in those of the individual to whom the Participant is required to report;

(ii)	The Participant’s annual base salary is materially reduced (which for this purpose shall be deemed to occur if the reduction is five percent (5%) or greater);

(iii)
The Participant’s opportunity for incentive compensation is materially reduced from the level of his or her opportunity for incentive compensation as in effect immediately before the date of the Change in Control or from time to time thereafter (which for this purpose shall be deemed to occur if the reduction is equivalent to a five percent (5%) or greater reduction in Participant’s annual base salary immediately prior to the Change in Control);

(iv)
The Participant is excluded following a Change in Control (other than by his volitional action(s)) from full participation in any benefit plan or arrangement maintained for similarly situated employees of the Company or the Post-CIC Entity, and such exclusion materially reduces the benefits that otherwise would have been available to the Participant;

(v)
The Participant’s principal place of employment with the Company or the Post-CIC Entity is relocated a material distance (which for this purpose shall be deemed to be more than 35 miles) from such Participant’s principal place of employment immediately prior to the Change in Control; or

(vi)
Any other action or inaction that constitutes a material breach by the Company or the Post-CIC Entity of this Plan, any Award Agreement or any other agreement under which the Participant provides his or her services to the Company or the Post-CIC Entity.

(aa)	“Incentive Stock Option” means an option to purchase Shares that is granted pursuant to the Plan, is designated as an “incentive stock option,” and satisfies the requirements of Code Section 422.

(bb)	“Nonemployee Director” means a Director who is not an Employee.

(cc)	“Nonqualified Stock Option” means an option to purchase Shares that is granted pursuant to the Plan and is not an Incentive Stock Option.

(dd)	“Option” means an Incentive Stock Option or a Nonqualified Stock Option.

(ee)	“Option Period” means the period during which an Option is exercisable in accordance with the applicable Award Agreement and Article VI.

(ff)	“Participant” means an Employee or Director to whom an Award has been granted.

(gg)	“Performance Award” means an Award under which the amount payable to a Participant (if any) is contingent on the achievement of pre-established Performance Targets during the Performance Period.

(hh)
“Performance Measures” means, with respect to a Performance Award, the objective factors used to determine the amount (if any) payable pursuant to the Award. “Performance Measures” shall be based on any of the factors listed below, alone or in combination, as determined by the Committee. Such factors may be applied (i) on a corporate-wide or business-unit basis, (ii) including or excluding one or more Affiliates or Subsidiaries, (iii) in comparison with plan, budget, or prior performance, and/or (iv) on an absolute basis or in comparison with peer-group performance. The factors that may be used as Performance Measures are: (A) return on equity; (B) earnings per Share; (C) net income (D) pre-tax income; (E) operating income; (F) revenue; (G) EBIT; (H) EBITDA; (I) cash flow; (J) free cash flow; (K) economic profit; (L) total earnings; (M) earnings growth; (N) return on capital; (O) operating measures (including, but not limited to, operating margin and/or operating costs); (P) return on assets; (Q) return on net assets; (R) return on capital; (S) return on invested capital; (T) increase in the Fair Market Value of the Shares; or (U) total shareholder return. Performance Measures may differ from Participant to Participant and from Award to Award.

In setting Performance Measures, the Committee may provide that any financial factor will be determined in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) or will be adjusted to exclude any or all GAAP or non-GAAP items.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Targets unsuitable, the Committee may in its discretion modify such Performance Targets or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

(ii)	“Performance Period” means the period of time during which Performance Targets must be achieved with respect to an Award, as established by the Committee.

(jj)	“Performance Share” means an Award granted to a Participant pursuant to Section 10.01, the initial value of which is equal to the Fair Market Value of a Share on the Grant Date.

(kk)
“Performance Targets” means, with respect to a Performance Award for a Performance Period, the objective performance under the Performance Measures for that Performance Period that will result in payments under the Performance Award. Performance Targets may differ from Participant to Participant and Award to Award.

(ll)	“Performance Unit” means an Award granted to a Participant pursuant to Section 10.01, the initial value of which is established by the Committee on or before the Grant Date.

(mm)	“Period of Restriction” means the period during which a Share of Restricted Stock is subject to restrictions and a substantial risk of forfeiture.

(nn)	“Plan” means the Invacare Corporation 2018 Equity Compensation Plan, as set out in this instrument and as amended from time to time.

(oo)	“Post-CIC Entity” means any entity (or any successor or parent thereof) that effects a Change in Control pursuant to Article XIV.

(pp)	“Restricted Stock” means an Award granted to a Participant pursuant to Section 8.01.

(qq)	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Section 9.01 and represents the right of the Participant to receive Shares or cash at the end of the specified period.

(rr)	“Rule 16b-3” means Rule 16b-3 under the 1934 Act and any future rule or regulation amending, supplementing, or superseding such rule.

(ss)	“Section 16 Person” means a person subject to potential liability under Section 16(b) of the 1934 Act with respect to transactions that involve equity securities of the Company.

(tt)
“Shares” means the whole shares of issued and outstanding regular voting common shares, without par value, of the Company, whether presently or hereafter issued and outstanding, and any other stock or securities resulting from adjustment thereof as provided in 4.04, or the stock of any successor to the Company that is so designated for the purposes of the Plan.

(uu)
“Spread” means (i) with respect to a free-standing SAR, the excess of the Fair Market Value per Share on the date when a SAR is exercised over the Exercise Price provided for in the related Award Agreement; or (ii) with respect to a tandem SAR, the excess of the Fair Market Value per Share on the date when the related portion of the Option is surrendered over the Exercise Price provided for in the Award Agreement for the related Option.

(vv)
“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection or tandem with a related Option, that is designated as a SAR pursuant to Section 7.01, which shall generally be a right of the Participant to receive from the Company an amount determined by the Committee that is expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise of the SAR.

(ww)
“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain then owns stock or other equity interests possessing fifty percent (50%) or more of the total combined voting power of all classes of stock (in the election of directors or similar governing body) in one of the other corporations in the chain.

(xx)
“Tandem SAR” means a SAR that is granted in tandem with a related Option, the exercise of which requires forfeiture of the right to exercise the related Option with respect to an equal number of Shares and that is forfeited to the extent that the related Option is exercised.

(yy)	“Termination of Service,” “Terminates Service,” or any variation thereof means a separation from service within the meaning of Treasury Regulation 1.409A-1(h).
Section 2.02.     Rules of Interpretation. The following rules shall govern in interpreting the Plan:

(a)
Except to the extent preempted by United States federal law or as otherwise expressly provided herein, the Plan and all Award Agreements shall be interpreted in accordance with and governed by the internal laws of the State of Ohio without giving effect to any choice or conflict of law provisions, principles, or rules.

(b)
The Plan and all Awards are intended to be exempt from or comply with the requirements of Code Section 409A and all other applicable laws, and this Plan shall be so interpreted and administered. In addition to the general amendment rights of the Company with respect to the Plan, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Plan and any Award Agreement or any related document as it deems necessary or desirable to more fully address issues in connection with compliance with (or exemption from) Code Section 409A. In no event, however, shall this section or any other provisions of this Plan be construed to require the Company to provide any gross‑up for the tax consequences of any provisions of, or payments under, this Plan. Except as may be expressly provided in another agreement to which the Company is bound, the Company and its Affiliates shall have no responsibility for tax or legal consequences to any Participant (or beneficiary) resulting from the terms or operation of this Plan.

(c)	Any reference herein to a provision of law, regulation, or rule shall be deemed to include a reference to the successor of such law, regulation, or rule.

(d)	To the extent consistent with the context, any masculine term shall include the feminine, and vice versa, and the singular shall include the plural, and vice versa.

(e)
If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity of that provision shall not affect the remaining parts of the Plan, and the Plan shall be interpreted and enforced as if the illegal or invalid provision had never been included herein.

(f)
The grant of Awards and issuance of Shares hereunder shall be subject to all applicable statutes, laws, rules, and regulations and to such approvals and requirements as may be required from time to time by any governmental authority or securities exchange or market on which the Shares are then listed or traded.

(g)	The descriptive headings and sections of the Plan are provided for convenience of reference only and shall not serve as a basis for interpretation of the Plan.
ARTICLE III.
ADMINISTRATION
Section 3.01.     The Committee. The Committee shall administer the Plan and, subject to the provisions of the Plan and applicable law, may exercise its discretion in performing its administrative duties. The Committee shall consist of not fewer than three (3) Directors, and Committee action shall require the affirmative vote of a majority of its members. The Committee shall be composed solely of Directors who are non-employee directors under Rule 16b-3.
Section 3.02.     Authority of the Committee. Except as limited by law or by the Articles of Incorporation or Code of Regulations of the Company, and subject to the provisions of the Plan, the Committee shall have full power and discretion to (a) select the Employees or Directors who shall participate in the Plan; (b) determine the sizes and types of Awards; (c) determine the terms and conditions of Awards in a manner consistent with the Plan; (d) construe and interpret the Plan, all Award Agreements, and any other agreements or instruments entered into under the Plan; (e) establish, amend, or waive rules and regulations for the Plan’s administration; and (f) amend the terms and conditions of any outstanding Award and applicable Award Agreement to the extent that such terms and conditions are within the discretion of the Committee, subject to the provisions of this Plan and any applicable law. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. Each Award shall be evidenced by a written Award Agreement between the Company and the Participant and shall contain such terms and conditions established by the Committee consistent with the provisions of the Plan. Except as limited by applicable law or the Plan, the Committee may use its discretion to the maximum extent that it deems appropriate in administering the Plan.
Section 3.03.     Delegation by the Committee. The Committee may delegate all or any part of its authority and powers under this Plan to one or more Directors or officers of the Company; provided, however, the Committee may not delegate its authority and powers (i) with respect to grants to Section 16 Persons, or (ii) in a way that would jeopardize the Plan’s satisfaction of Rule 16b-3.
Section 3.04.     Decisions Binding. All determinations and decisions made by the Committee, the Board, or any delegate of the Committee pursuant to this Article shall be final, conclusive, and binding on all persons, including the Company and Participants.

ARTICLE IV.
SHARES SUBJECT TO THIS PLAN
Section 4.01.     Number of Shares; Plan Limits.

(a)
Subject to adjustment as provided in Section 4.06 and any limitations specified elsewhere in the Plan, the maximum number of Shares cumulatively available for issuance under the Plan pursuant to (i) the exercise of Options, (ii) the grant of Affiliated, Freestanding, and Tandem SARs, (iii) the grant of Restricted Stock, (iv) the payment of Restricted Stock Units, Performance Units and Performance Shares, and/or (v) the grant of Shares shall not exceed the sum of the following (the “Aggregate Share Limit”):

(i)	1,800,000 Shares; plus

(ii)	any shares available for issuance under the 2013 Equity Plan at the time of approval of this Plan by the Company’s shareholders; plus

(iii)	any Shares covered by an award under this Plan, the 2013 Equity Plan or the 2003 Equity Plan that are forfeited or remain unpurchased or undistributed upon termination or expiration of the award.

(b)
Shares covered by an Award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the Aggregate Share Limit as of a given date shall not be reduced by any Shares relating to prior awards that have expired or have been forfeited or cancelled. If the Company pays the benefit provided by any Award granted under the Plan to the respective Participant in cash, any Shares that were covered by such Award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein:

(i)	if Shares are tendered or otherwise used in payment of the Exercise Price of an Option, the total number of Shares covered by the Option being exercised shall count against the Aggregate Share Limit;

(ii)	any Shares withheld by the Company to satisfy a tax withholding obligation shall count against the Aggregate Share Limit;

(iii)
the number of Shares covered by a SAR, to the extent that it is exercised and settled in Shares, and whether or not Shares are actually issued to the Participant upon exercise of the SAR, shall be considered issued or transferred pursuant to the Plan and shall count against the Aggregate Share Limit; and

(iv)	in the event that the Company repurchases Shares with proceeds from the exercise of an Option, those Shares will not be added to the Aggregate Share Limit.
If, under the Plan, a Participant has elected to give up the right to receive compensation in exchange for Shares based on their Fair Market Value, such Shares will not count against the Aggregate Share Limit.

(c)
Shares issued under the Plan may be authorized but unissued Shares, treasury Shares, reacquired Shares (including Shares purchased in the open market), or any combination thereof, as the Committee may from time to time determine. Shares covered by an Award that are forfeited or that remain unpurchased or undistributed upon termination or expiration of the Award may be made the subject of further Awards to the same or other Participants.

(d)
Subject to adjustment pursuant to Section 4.06 hereof, the total number of Shares actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed 1,800,000 Shares.

(e)	Each Share underlying an Award of Stock Options or SARs will count against the Aggregate Share Limit by one Share. Each Share underlying any Award other than a Stock Option or SAR shall count against the Aggregate Share Limit by two Shares. Any Shares that are added back to the Aggregate Share Limit pursuant to Section 4.01(b) shall be added back in the same manner such Shares were originally counted against the Aggregate Share Limit pursuant to this Section 4.01(e). Each Share that is added back to the Aggregate Share Limit due to a cancellation or forfeiture of an award granted under the 2013 Equity Plan shall be added back in the same manner such Shares were originally counted against the aggregate share limit under the 2013 Equity Plan. Each Share that is added back to the Aggregate Share Limit due to a cancellation or forfeiture of an award granted under the 2003 Equity Plan pursuant to Section 4.01(a)(ii) shall be added back as one Share.
Section 4.02.     Limitation on Shares Issued Pursuant to Awards. Notwithstanding any other provision of this Plan to the contrary, and subject to adjustment as provided in Section 4.06:

(a)	no Participant will be granted Options or SARs for more than 800,000 Shares, in the aggregate, during any calendar year;

(b)	no Participant will be granted Awards of Restricted Stock, Restricted Stock Units or Performance Shares for more than 650,000 Shares, in the aggregate, during any calendar year; and

(c)	No Nonemployee Director will be granted Awards of Restricted Stock, Restricted Stock Units or Performance Shares for more than 100,000 Shares, in the aggregate, during any calendar year.
Section 4.03.     Limitation on Cash Awards. Notwithstanding any other provision of this Plan to the contrary, in any calendar year, no Participant will receive any Awards payable in cash that have an aggregate maximum value as of their respective Grant Dates in excess of $7,500,000. In addition, notwithstanding any other provision of this Plan to the contrary, in any calendar year, no Nonemployee Director will receive any Awards payable in cash that have an aggregate maximum value as of their respective Grant Dates in excess of $2,000,000.
Section 4.04.     Restrictions on Shares. Shares issued upon exercise of an Award shall be subject to the terms and conditions specified herein and to such other terms, conditions, and restrictions as the Committee may determine or provide in the Award Agreement. The Company shall not be required to issue or deliver any certificates for Shares, cash, or other property before (i) the listing of such Shares on any stock exchange (or other public market) on which the Shares may then be listed (or regularly traded) and (ii) the completion of any registration or qualification of such shares under federal, state, local, or other law, or any ruling or regulation of any government body that the Committee determines to be necessary or advisable. The Company may cause any certificate for Shares to be delivered hereunder to be properly marked with a legend or other notation reflecting the limitations on transfer of such Shares as provided in the Plan or as the Committee may otherwise require. Participants, or any other persons entitled to benefits under the Plan, must furnish to the Committee such documents, evidence, data, or other information as the Committee considers necessary or desirable for the purpose of administering the Plan. The benefits under the Plan for each Participant and other person entitled to benefits hereunder are to be provided on the condition that such Participant or other person furnish full, true, and complete data, evidence, or other information, and that he or she promptly sign any document reasonably requested by the Committee. No fractional Shares shall be issued under the Plan; rather, fractional shares shall be aggregated and then rounded to the next lower whole Share.
Section 4.05.     Shareholder Rights. Except with respect to Restricted Stock, as provided in Article VIII, no person shall have any rights of a shareholder (including, but not limited to, voting and dividend rights) as to Shares subject to an Award until, after proper exercise or vesting of the Award or other action as may be required by the Committee, such Shares shall have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant. Upon exercise of the Award or any portion thereof, the Company shall have a reasonable period in which to issue and transfer the Shares to the Participant, and the Participant shall not be treated as a shareholder for any purpose before such issuance and transfer. No payment or adjustment shall be made for cash dividends or other rights for which the record date is prior to the date on which such Shares are recorded as issued and transferred in the Company’s official shareholder records (or the records of its transfer agents or registrars), except as provided herein or in an Award Agreement.
Section 4.06.     Changes in Stock Subject to the Plan. In the event of any change in the Shares by virtue of a stock dividend, stock split or consolidation, reorganization, merger, spinoff, or similar transaction, the Committee shall, as it deems appropriate, adjust (i) the aggregate number and kind of Shares available for Awards, (ii) the number and kind of Shares subject to an Award, (iii) the number of Shares available for certain Awards under the limits set forth in Sections 4.01(d), 4.01(e), 4.02 and 4.07 of this Plan and (iv) the terms of the Award to prevent the dilution of Shares or the diminution of the Awards. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced in a manner that complies with Code Section 409A. In addition, for each Option or SAR with an Exercise Price greater than the consideration offered in connection with any such transaction or event or a Change in Control, the Committee may in its sole discretion elect to cancel such Option or SAR without any payment to the person holding such Option or SAR. The Committee’s determination pursuant to this Section shall be final and conclusive; provided, however, no adjustment pursuant to this Section shall (i) be made to the extent that the adjustment would cause an Award to violate the requirements under Code Section 409A or (ii) change the One Hundred Thousand Dollar ($100,000) limit on Incentive Stock Options first exercisable during a year, as set out in Section 6.01.
Section 4.07.     Shares Exempt from Minimum Vesting Requirements. Notwithstanding any provision in the Plan to the contrary, up to 5% of the Aggregate Share Limit, as may be adjusted under Section 4.06 of this Plan, may be used for (i) Awards granted under Articles VIII through X of this Plan that are not subject to the one-year vesting requirements for Awards set forth in Sections 6.05, 7.04, 8.04(a), 9.04(a) and 10.03(a) of this Plan and (ii) Awards of Shares granted pursuant to Article XI of this Plan.
ARTICLE V.
ELIGIBILITY
Except as herein provided, individuals who are Employees or Directors shall be eligible to participate in the Plan and be granted Awards. The Committee may, from time to time and in its sole discretion, select the Employees or Directors to be granted Awards and determine the terms and conditions with respect to each Award. In making any such selection and in determining the form of an Award, the Committee may give consideration to the functions and responsibilities of the Employee or Director and the Employee’s or Director’s contributions to the Company or its Affiliates, the value of the Employee’s or Director’s services (past, present, and future) to the Company or its Affiliates, and such other factors as it deems relevant.
ARTICLE VI.
STOCK OPTIONS
Section 6.01.     Grant of Options. Subject to the terms and provisions of the Plan, the Committee may grant Options to any Employee or Director in such amounts as the Committee may determine. The Committee may grant Incentive Stock Options, Nonqualified Stock Options, or any combination thereof. The Committee shall determine the number of Shares subject to each Option, subject to the express limitations of the Plan. Furthermore, no Participant may be granted Incentive Stock Options under this Plan (when combined with incentive stock options granted under any other plan of the Company or an Affiliate) that would result in Shares with an aggregate Fair Market Value (determined as of the Grant Date(s)) of more than One Hundred Thousand Dollars ($100,000) first becoming exercisable in any one calendar year.
Section 6.02.     Option Award Agreement. Each Option shall be evidenced by an Option Award Agreement that shall specify the Exercise Price, the number of Shares to which the Option pertains, the Option Period, any conditions to exercise of the Option, and such other terms and conditions as the Committee shall determine. The Option Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option. Incentive Stock Options and related Award Agreements shall comply with the requirements of Code Section 422; provided, however, that, to the extent that a purported Incentive Stock Option does not comply with the requirements for “incentive stock options” under Code Section 422, that portion of the Option shall be deemed a Nonqualified Stock Option.
Section 6.03.     Exercise Price. Subject to the provisions of this Section, the Committee shall determine the Exercise Price under each Option.

(a)	Nonqualified Stock Options. The per-Share Exercise Price under a Nonqualified Stock Option shall be not less than one hundred percent (100%) of Fair Market Value of a Share on the Grant Date.

(b)
Incentive Stock Options. The per-Share Exercise Price under an Incentive Stock Option shall be not less than one hundred percent (100%) of Fair Market Value of a Share on the Grant Date; provided, however, if, on the Grant Date, the Participant (together with persons whose stock ownership is attributed to the Participant pursuant to Code Section 424(d)) owns securities possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, the per-Share Exercise Price shall be not less than one hundred ten percent (110%) of the Fair Market Value of a Share on the Grant Date.

(c)
Substitute Options. Notwithstanding the provisions of Subsections (a) and (b), if the Company or an Affiliate consummates a transaction described in Code Section 424(a) (e.g., the acquisition of property or stock from an unrelated corporation), individuals who become Employees on account of such transaction may be granted Options in substitution for options granted by such former employer or recipient of services. If such substitute Options are granted, the Committee, in its sole discretion and consistent with Code Section 424(a) and the requirements of Code Section 409A, may determine that such substitute Options shall have an Exercise Price less than one hundred (100%) of the Fair Market Value of the Shares to which the Options relate determined as of the Grant Dates. In carrying out the provisions of this Section, the Committee shall apply the principles contained in Section 4.06.

Section 6.04.     Duration of Options. The Option Period with respect to each Option shall commence and expire at such times as the Committee shall provide in the Award Agreement, provided that:

(a)	Options shall not be exercisable more than ten years after their respective Grant Dates;

(b)
Incentive Stock Options granted to an Employee who possesses more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Subsidiary, taking into account the attribution rules of Code Section 422(d), shall not be exercisable later than five years after their respective Grant Date(s); and

(c)
Subject to the limits of this Article, the Committee may, in its sole discretion, after an Option is granted, extend the option term, provided that such extension is not an extension for purposes of Code Section 409A and the guidance thereunder or, in the case of an Incentive Stock Option, a modification, extension, or renewal for purposes of Code Section 424(h).

Section 6.05.     Exercisability of Options. Subject to Article XIV, all Options granted under this Plan shall be exercisable at such times, under such terms, and subject to such restrictions and conditions as the Committee shall determine and specify in the applicable Award Agreement; provided, however, that, except as provided in Section 4.07, no Option shall become exercisable prior to the first anniversary of its Grant Date. An Award Agreement for an Option may provide that such Option becomes exercisable in the event of the Participant’s death, disability or retirement.
Section 6.06.     Method of Exercise. Subject to the provisions of this Article and the applicable Award Agreement, a Participant may exercise an Option, in whole or in part, at any time during the applicable Option Period by giving written notice to the Company of exercise on a form provided by the Committee (if available). Such notice shall specify the number of Shares subject to the Option to be purchased and shall be accompanied by payment in full of the total Exercise Price by cash or check or such other form of payment as the Company may accept. If permitted by the Committee or the applicable the Award Agreement, payment in full or in part also may be made by:

(a)
subject to any conditions or limitations established by the Committee, delivering Shares already owned by the Participant and having a total Fair Market Value on the date of such delivery equal to the portion of the Exercise Price paid;

(b)	to the extent permitted by law, the delivery of cash by a broker-dealer pursuant to a Cashless Exercise;

(c)
subject to any conditions or limitations established by the Committee, the Company’s withholding of Shares from the Option having an aggregate Fair Market Value at the time of exercise equal to the total Exercise Price pursuant to a net exercise arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the shares so withheld will not be treated as issued and acquired by the Company upon such exercise);

(d)	to the extent permitted by law, in any other manner then permitted by the Committee; or

(e)	a combination of the foregoing.
No Shares shall be issued until full payment therefor has been made. A Participant shall have all of the rights of a shareholder of the Company holding the class of Shares subject to such Option (including, if applicable, the right to vote the shares or the right to receive dividends) when the Participant has given written notice of exercise, has paid the total Exercise Price, and such Shares have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant.
Section 6.07.     Restrictions on Share Transferability. In addition to the restrictions imposed by Section 15.09 of the Plan, the Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable or appropriate, including, but not limited to, restrictions related to applicable federal and state securities laws and the requirements of any national securities exchange or market on which Shares are then listed or regularly traded.
Section 6.08.     Prohibition on Repricing of Stock Options. Except as permitted under Section 4.06 of the Plan, the terms of any outstanding Option may not be amended without shareholder approval to reduce the Exercise Price of such outstanding Option or to cancel such outstanding Option in exchange for cash, other Awards, or an Option or SAR with an exercise price that is less than the Exercise Price of the original Option.
ARTICLE VII.
STOCK APPRECIATION RIGHTS
Section 7.01.     Grant of SARs. Subject to the terms and conditions of the Plan, the Committee, at any time and from time to time, may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof to any Employee or Director in such amounts as the Committee, in its sole discretion, shall determine. The Committee, subject to the provisions of this Plan, shall have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, the Exercise Price of a Freestanding SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date, and the Exercise Price of a Tandem SAR or an Affiliated SAR shall be equal to the Exercise Price of the Option to which such SAR relates. The number of Shares to which an SAR relates as well as the Exercise Price for an SAR shall be subject to adjustment pursuant to Section 4.06.
Section 7.02.     Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. The following requirements shall apply to all Tandem SARs: (i) the Tandem SAR shall expire not later than the date on which the related Option expires; (ii) the value of the payout with respect to the Tandem SAR shall be no more than one hundred percent (100%) of the difference between the Exercise Price of the underlying Option and one hundred percent (100%) of the Fair Market Value of the Shares subject to the related Option at the time the Tandem SAR is exercised; and (iii) the Tandem SAR shall be exercisable only when the Fair Market Value of the Shares subject to the Option to which the Tandem SAR relates exceeds the Exercise Price of such Option.
Section 7.03.     Exercise of Affiliated SARs. An Affiliated SAR shall be deemed to be exercised upon the exercise of the Option to which the Affiliated SAR relates. Such deemed exercise of an Affiliated SAR shall not reduce the number of Shares subject to the related Option.
Section 7.04.     Exercise of Freestanding SARs. Subject to Article XIV, Freestanding SARs shall be exercisable on such terms and conditions as the Committee, in its sole discretion, shall specify in the applicable Award Agreement; provided, however, that, except as provided in Section 4.07, no SAR shall become exercisable prior to the first anniversary of its Grant Date. An Award Agreement for a Freestanding SAR may provide that such Freestanding SAR becomes exercisable in the event of the Participant’s death, disability or retirement.

Section 7.05.     SAR Award Agreement. Each SAR shall be evidenced by an Award Agreement that specifies the Exercise Price, the expiration date of the SAR, the number of SARs, any conditions on the exercise of the SAR, and such other terms and conditions as the Committee, in its sole discretion, shall determine. The Award Agreement shall also specify whether the SAR is an Affiliated SAR, Freestanding SAR, Tandem SAR, or a combination thereof.
Section 7.06.     Expiration of SARs. Each SAR granted under this Plan shall expire upon the date determined by the Committee, in its sole discretion, as set forth in the applicable Award Agreement. Notwithstanding the foregoing, the terms and provisions of Section 6.04 also shall apply to Affiliated and Tandem SARs.
Section 7.07.     Payment of SAR Amount. Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	the SAR’s Spread; by

(b)	the number of Shares with respect to which the SAR is exercised.
At the sole discretion of the Committee, such payment may be in cash, in Shares that have a Fair Market Value equal to the cash payment calculated under this Section, or in a combination of cash and Shares.
Section 7.08.     Termination of SAR. An Affiliated SAR or Tandem SAR shall terminate at such time as the Option to which such SAR relates terminates. A Freestanding SAR shall terminate at the time provided in the applicable Award Agreement, and under no circumstances more than 10 years from the Grant Date.
Section 7.09.     Prohibition on Repricing SARs. Except as permitted under Section 4.06 of the Plan, the terms of any outstanding SAR may not be amended without shareholder approval to reduce the Exercise Price of such outstanding SAR or to cancel such outstanding SAR in exchange for cash, other Awards, or an Option or SAR with an exercise price that is less than the Exercise Price of the original SAR.
ARTICLE VIII.
RESTRICTED STOCK
Section 8.01.     Grants of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to any Employee or Director in such amounts as the Committee, in its sole discretion, shall determine.
Section 8.02.     Restricted Stock Award Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement, which shall specify the Period of Restriction, the number of Shares granted, and the terms and conditions of the Award, subject to Article XIV. The Committee may, in its discretion, set Performance Targets in an Award Agreement for Restricted Stock that must be satisfied for the restrictions on some or all of the Shares to be released at the end of the Period of Restriction.
Section 8.03.     Restrictions on Transferability. Except as provided in Section 15.09 or this Article, Shares of Restricted Stock may not be sold, transferred, assigned, margined, encumbered, gifted, bequeathed, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, until the end of the applicable Period of Restriction.
Section 8.04.     Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate in accordance with this Article.

(a)
General Restrictions. The Committee may impose restrictions on Restricted Stock based upon any one or more of the following criteria: (i) the achievement of specific Performance Targets; provided that, except as provided in Section 4.07, the Period of Restriction for such performance-based Shares of Restricted Stock shall be at least one year, (ii) vesting based on period of service with the Company and any of its Affiliates or Subsidiaries; provided that, except as provided in Section 4.07, the Period of Restriction for such service-based Shares of Restricted Stock shall be at least one year, (iii)

applicable federal or state securities laws, or (iv) any other basis determined by the Committee, in its sole discretion.

(b)
Legend on Certificates. The Committee, in its sole discretion, may require the placement of a legend on certificates representing Shares of Restricted Stock to give appropriate notice of such restrictions. For example, the Committee may determine that some or all certificates representing Shares of Restricted Stock shall bear the following legend:

THE SALE, PLEDGE, OR OTHER TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, WHETHER VOLUNTARY, INVOLUNTARY, OR BY OPERATION OF LAW, IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER UNDER FEDERAL AND STATE SECURITIES LAWS AND UNDER THE INVACARE CORPORATION 2018 EQUITY COMPENSATION PLAN, AS SET FORTH IN AN AWARD AGREEMENT EXECUTED THEREUNDER. A COPY OF SUCH PLAN AND SUCH AWARD AGREEMENT MAY BE OBTAINED FROM THE CORPORATE SECRETARY OF INVACARE CORPORATION.
Section 8.05.     Removal of Restrictions. Except as otherwise provided in this Article, as soon as practicable after the applicable Period of Restriction lapses, Shares of Restricted Stock covered by an Award shall be subject to release to the Participant. For Awards of Restricted Stock for which the restrictions are based on the achievement of Performance Targets, the number of Shares to be released shall be determined as a function of the extent to which the applicable Performance Targets have been achieved and to the extent that the Shares are not earned, they shall be forfeited. Notwithstanding any provision in the Plan to the contrary, to the extent permitted under Code Section 409A, and the regulations thereunder, without resulting in adverse tax consequences, any Award Agreement for Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock in the event of the Participant’s death, disability or retirement.
Section 8.06.     Dividends. No dividends or other distributions shall be paid currently on any grant of Shares of Restricted Stock during the applicable Period of Restriction; provided, however, any Award of Shares of Restricted Stock may provide that any or all dividends or other distributions otherwise payable thereon during the applicable Period of Restriction be automatically deferred contingent upon the vesting of the underlying Shares or reinvested in additional Shares of Restricted Stock, which shall be subject to the same restrictions as the underlying Award.
Section 8.07.     Voting Rights. During the Period of Restriction, an Award Agreement for Restricted Stock may permit the Participant to exercise full voting rights with respect to the Shares granted thereunder.
Section 8.08.     Return of Restricted Stock to Company. On the date set forth in the applicable Award Agreement, the Restricted Stock for which restrictions have not lapsed by the last day of the Period of Restriction shall revert to the Company and thereafter shall be available for the grant of new Awards.
ARTICLE IX.
RESTRICTED STOCK UNITS
Section 9.01.     Grants of Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units to any Employee or Director in such amounts as the Committee, in its sole discretion, shall determine.
Section 9.02.     Restricted Stock Unit Award Agreement. Each Award of Restricted Stock Units shall be evidenced by an Award Agreement, which shall specify the Period of Restriction, the number of Restricted Stock Units (including the number of Shares or cash to be delivered or paid upon the lapse of restrictions), and the terms and conditions of the Award, subject to Article XIV. The Committee may, in its discretion, set Performance Targets in an Award Agreement for Restricted Stock Units that must be satisfied for the restrictions on some or all of the Shares to be delivered or cash to be paid at the end of the Period of Restriction.
Section 9.03.     Restrictions on Transferability. Except as provided in Section 15.09 or this Article, Restricted Stock Units may not be sold, transferred, assigned, margined, encumbered, gifted, bequeathed, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise.

Section 9.04.      Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Restricted Stock Units as it may deem advisable or appropriate in accordance with this Article.

(a)
General Restrictions. The Committee may impose restrictions on Restricted Stock Units based upon any one or more of the following criteria: (i) the achievement of specific Performance Targets; provided that, except as provided in Section 4.07, the Period of Restriction for such performance-based Restricted Stock Units shall be at least one year, (ii) vesting based on period of service with the Company and any of its Affiliates or Subsidiaries; provided that, except as provided in Section 4.07, the Period of Restriction for such service-based Restricted Stock Units shall be at least one year, (iii) applicable federal or state securities laws, or (iv) any other basis determined by the Committee, in its sole discretion.

Section 9.05.     Removal of Restrictions. Except as otherwise provided in this Article, as soon as practicable after the applicable Period of Restriction lapses, Restricted Stock Units covered by an Award shall be subject to release to the Participant. For Awards of Restricted Stock Units for which the restrictions are based on the achievement of Performance Targets, the number of Shares to be delivered (or cash to be paid) shall be determined as a function of the extent to which the applicable Performance Targets have been achieved and to the extent that the Restricted Stock Units are not earned, they shall be forfeited. Notwithstanding any provision in the Plan to the contrary, to the extent permitted under Code Section 409A, and the regulations thereunder, without resulting in adverse tax consequences, any Award Agreement for Restricted Stock Units may provide for the earlier termination of restrictions on such Restricted Stock Units in the event of the Participant’s death, disability or retirement.
Section 9.06.     Dividends Equivalents. No dividends or other distributions shall be paid currently with respect to any Restricted Stock Units during the applicable Period of Restriction; provided, however, any Award of Restricted Stock Units may provide that any or all dividends or other distributions otherwise payable with respect to the underlying Shares during the applicable Period of Restriction or Performance Period be automatically deferred as dividend equivalents contingent upon the vesting of the underlying Restricted Stock Units or reinvested in additional Restricted Stock Units, which shall be subject to the same restrictions (including the achievement of any Performance Targets) as the underlying Award.
Section 9.07.     Ownership. During the Period of Restriction, the Participant will have no rights of ownership in the Shares subject to the Restricted Stock Units and shall have no right to vote such Shares.
Section 9.08.     Cancellation of Restricted Stock Units. On the date set forth in the applicable Award Agreement, all Restricted Stock Units that have not been earned or vested shall be forfeited and thereafter the Shares subject to such forfeited Restricted Stock Units shall be available for the grant of new Awards.
ARTICLE X.
PERFORMANCE UNITS AND PERFORMANCE SHARES
Section 10.01.     Grant of Performance Units/Shares. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to any Employee or Director in such amounts as the Committee, in its sole discretion, shall determine. The Committee shall have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant, subject to the express limitations of the Plan.
Section 10.02.     Value of Performance Units/Shares. Each Performance Unit shall have an initial value that is established by the Committee on or before the Grant Date. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.
Section 10.03.     Performance Objectives and Other Terms. The Committee shall set performance objectives in its sole discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares, or both, that will be paid to the Participant. Each Award of Performance Units or Performance Shares shall be evidenced by an Award Agreement, which shall specify the number of Performance Units or Performance Shares, the Performance Period, the performance objectives, and such other terms and conditions as the Committee, in its sole discretion, shall determine, subject to Article XIV.

The Committee may set performance objectives based upon (i) the achievement of Performance Targets; provided that, except as provided in Section 4.07, the Performance Period for any Performance Share or Performance Unit shall be at least one year, (ii) applicable Federal or state securities laws, or (iii) any other basis determined by the Committee in its sole discretion.
Section 10.04.     Earning of Performance Units/Shares. After the applicable Period of Restriction has ended, the holder of Performance Units or Performance Shares shall be entitled to receive those Performance Units or Performance Shares, as the case may be, earned by the Participant over the Performance Period, to be determined as a function of the extent to which the applicable Performance Targets have been achieved. Notwithstanding any provision in the Plan to the contrary, to the extent permitted under Code Section 409A, and the regulations thereunder, without resulting in adverse tax consequences, any Award Agreement for Performance Shares or Performance Units may provide for the earlier lapse of restrictions or other modifications in the event of the Participant’s death, disability or retirement.
Section 10.05.     Form and Timing of Payment of Performance Units/Shares. Each Award Agreement for Performance Shares or Performance Units will specify the time and manner of payment for any such Performance Shares or Performance Units that have been earned. The Committee, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares, as the case may be, determined as of the last day of the applicable Performance Period), or a combination thereof.
Section 10.06.     Dividend Equivalents. No dividends or other distributions shall be paid currently with respect to any Performance Shares during the applicable Period of Restriction; provided, however, any Award of Performance Shares may provide that any or all dividends or other distributions otherwise payable with respect to the underlying Shares during the applicable Performance Period be automatically deferred as dividend equivalents contingent upon the vesting of the underlying Performance Shares or reinvested in additional Performance Shares, which shall be subject to the same restrictions (including the achievement of any Performance Targets) as the underlying Award.
Section 10.07.     Cancellation of Performance Units/Shares. On the date set forth in the applicable Award Agreement, all Performance Units or Performance Shares that have not been earned or vested shall be forfeited and thereafter shall be available for the grant of new Awards.
ARTICLE XI.
SHARE GRANTS
Subject to the provisions of the Plan, the Committee may make an Award of Shares to any Employee or Director in such amount as the Committee, in its sole discretion, may determine. A grant pursuant to this Section may be evidenced by a Share Award Agreement or such other document as the Committee, in its sole discretion, determines to be appropriate; provided, however, the Shares shall be freely transferable, and the Committee shall not impose Performance Targets, a Period of Restriction, or any other conditions, restrictions, or risks of forfeiture on the Award. Awards of shares pursuant to this Section shall be subject to the withholding requirements of Article XIII.
ARTICLE XII.
AMENDMENT, TERMINATION, AND DURATION
Section 12.01.     Amendment, Suspension, or Termination.

(a)
The Board may supplement, amend, alter, or discontinue the Plan in its sole discretion at any time and from time to time, but no supplement, amendment, alteration, or discontinuation shall be made which would impair the rights of a Participant under the Plan or an Award theretofore granted (including, without limitation, a Participant’s rights provided for in Article XIV hereof) without the Participant’s consent, except that any supplement, amendment, alteration, or discontinuation may be made to (i) avoid a material charge or expense to the Company or an Affiliate, (ii) cause this Plan to comply with applicable law, or (iii) permit the Company or an Affiliate to claim a tax deduction under applicable law. In addition, subject to the provisions of this Section, the Board of Directors, in its sole discretion at any time and from time to time, may supplement, amend, alter, or discontinue this Plan without the approval of the Company’s shareholders so long as any such amendment or alteration does not (i) expand the types of awards eligible for grants or materially increase benefits accruing to Participants under the Plan; (ii) materially increase the number of Shares subject to the Plan (other than pursuant to Section 4.06); (iii) materially increase the maximum number of Options, SARs, Shares of Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares or Shares that the Committee may award to an individual Participant under the Plan (other than pursuant to Section 4.06); (iv)  materially expand the classes of persons eligible or modify the requirements for participation in the Plan; (v) delete or materially limit Sections 6.08 and 7.09 of the Plan (prohibiting the repricing of Options or SARs); or (vi) otherwise require approval by the shareholders of the Company in order to comply with applicable law, the terms of a written agreement or the rules of the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Shares are traded or quoted. The Committee may supplement, amend, alter, or discontinue the terms of any Award theretofore granted, prospectively or retroactively, on the same conditions and limitations (and exceptions to limitations) as apply to the Board under the foregoing provisions of this Section, subject to any approval or limitations the Board may impose.

(b)
If permitted by Code Section 409A and the regulations thereunder without resulting in any adverse tax consequences, but subject to Section 12.01(c), in the case of a Participant’s termination of employment by reason of death or disability, the Committee may, in its sole discretion, accelerate the exercisability of an Option or SAR, accelerate the time at which any restrictions shall lapse or remove any restrictions with respect to Shares of Restricted Stock and Restricted Stock Units, and reduce or waive any Performance Targets or related business criteria applicable to any Award subject to Performance Measures.

(c)
Subject to Sections 6.08 and 7.09 of the Plan (prohibiting the repricing of Options or SARs), the Committee may amend the terms of any Award granted under this Plan prospectively or retroactively. Except as provided in this Plan, the Committee will not make any modification of the Performance Targets or the level or levels of achievement with respect to such Award, but the Committee may exercise negative discretion with respect to a Participant’s Award, which will result in a lower percentage of the Award becoming vested, exercisable or payable compared to the actual level of achievement.

(d)	Except as provided in Section 4.06 of the Plan, no amendment of an Award shall impair the rights of the Participant without his or her consent.
Section 12.02.     Duration of the Plan and Shareholder Approval. The Plan shall become effective on the Effective Date and shall terminate automatically ten years thereafter, unless terminated pursuant to its terms before that time. Notwithstanding the preceding sentence, termination of the Plan shall not affect any Award granted before the date of termination, unless expressly provided in the applicable Award Agreement or a duly adopted Plan amendment.
ARTICLE XIII.
TAX WITHHOLDING
Section 13.01.     Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to the payment or exercise of an Award, the Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy all federal, state, and local income and employment taxes required to be withheld with respect to the payment or exercise of such Award.
Section 13.02.     Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, including in an Award Agreement, may permit a Participant to satisfy such tax withholding obligation, in whole or in part, by (i) electing to have the Company withhold otherwise deliverable Shares (except in the case of exercises of Incentive Stock Options), or (i) delivering to the Company Shares then owned by the Participant having a Fair Market Value equal to the amount required to be withheld. In no event will the Fair Market Value of the Shares withheld and delivered to satisfy applicable withholding taxes in connection with the benefit provided under the Plan exceed the minimum amount of taxes required to be withheld. The Fair Market Value of the Shares to be withheld or delivered shall be determined as of the date that the taxes are required to be withheld.
ARTICLE XIV.
CHANGE IN CONTROL

Section 14.01.     Definition. For purposes of the Plan, a “Change in Control” shall mean that the conditions or events set forth in any one or more of the following subsections shall have occurred:

(a)
There is a report filed on Schedule 13D or Schedule 14D‑1 (or any successor schedule, form, or report), each as adopted under the 1934 Act, disclosing the acquisition, in a transaction or series of transactions, by any person (as the term “person” is used in Section 13(d) and Section 14(d)(2) of the 1934 Act), other than (1) the Company or any of its subsidiaries, (2) any employee benefit plan or employee stock ownership plan or related trust of the Company or any of its subsidiaries, or (3) any person or entity organized, appointed or established by the Company or any of its subsidiaries for or pursuant to the terms of any such plan or trust, of such number of shares of the Company as entitles that person to exercise 30% or more of the voting power of the Company in the election of Directors;

(b)
During any period of twenty-four (24) consecutive calendar months, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority of the Directors unless the election of each new Director (over such period) was approved or recommended by the vote of at least two‑thirds of the Directors then still in office who were Directors at the beginning of the period;

(c)
There is a merger, consolidation, combination (as defined in Section 1701.01(Q), Ohio Revised Code), majority share acquisition (as defined in Section 1701.01(R), Ohio Revised Code), or control share acquisition (as defined in Section 1701.01(Z)(1), Ohio Revised Code, or in the Company’s Second Amended and Restated Articles of Incorporation, as the same may be hereafter amended) involving the Company and, as a result of which, the holders of shares of the Company prior to the transaction become, by reason of the transaction, the holders of such number of shares of the surviving or acquiring corporation or other entity as entitles them to exercise less than fifty percent (50%) of the voting power of the surviving or acquiring corporation or other entity in the election of Directors;

(d)
There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, but only if the transferee of the assets in such transaction is not a subsidiary of the Company; or

(e)
The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of Invacare, but only if the transferee of the assets of the Company in such liquidation or dissolution is not a subsidiary of the Company.

Section 14.02.     Company Remains Surviving Entity or Awards Assumed by Successor

(a)
Upon the occurrence of a Change in Control in which either (i) the Company remains the surviving entity or (ii) the Company is not the surviving entity, but the Awards granted under this Plan are Assumed (as defined in Section 14.02(c) below) by the Post-CIC Entity, any Award granted under this Plan prior to the Change in Control shall continue to vest and become exercisable in accordance with the terms of its original Award Agreement unless, during the two-year period commencing on the date of the Change in Control:

(i)	the Participant’s employment or service is involuntarily Terminated by the Company or the Post-CIC Entity, as applicable, for reasons other than for Cause; or

(ii)	the Participant Terminates his or her employment or service for Good Reason.

(b)
If a Participant’s employment or service is Terminated as described in Section 14.02(a) above, (i) any outstanding Stock Options and SARs shall become fully vested and remain exercisable until the earlier of (A) the end of the original term of the Stock Option or SAR or (B) the second anniversary of the date the Termination occurs; provided that, if the Award Agreement provides for a longer period of exercisability following a Termination, then this clause (B) shall be the end of such longer period; (ii) any restrictions that apply to Awards made to such Participant pursuant to this Plan shall lapse; and (iii) Awards made to such Participant pursuant to this Plan that are subject to Performance Measures shall immediately be earned or vest in a prorated amount (as described below) and such prorated portion shall, to the extent permitted under Code Section 409A without resulting in adverse tax effects to the Participant, become immediately payable in accordance with the Award’s terms; provided, that any Participant who Terminates his or her employment or service for Good Reason must:

(i)
provide the Company with a written notice of his or her intent to Terminate employment or service for Good Reason within sixty (60) days after the Participant becomes aware of the circumstances giving rise to Good Reason; and

(ii)	allow the Company thirty (30) days to remedy such circumstances to the extent curable.
For purposes of this Section 14.02(b), the “prorated amount” will be based on the actual level of achievement against the Award’s Performance Targets during the Performance Period up to the date of the Change in Control and the number of full months that elapsed during the Award’s Performance Period up to, and as of, the date of the Change in Control. The Committee may, in good faith, adjust performance goals to account for the shortened Performance Period.

(c)	For purposes of this Article XIV, an Award shall be considered assumed by the Post-CIC Entity (“Assumed”) if all of the following conditions are met:

(i)	Stock Options or SARs are converted into replacement awards in a manner that complies with Code Section 409A;

(ii)
Awards of Restricted Stock and Restricted Stock Units that are not subject to Performance Measures are converted into replacement awards covering a number of Shares of the Post-CIC Entity, as determined in a manner substantially similar to how the same number of Shares would be treated in the Change in Control transaction; provided that, to the extent that any portion of the consideration received by holders of Shares in the Change in Control transaction is not in the form of the common stock of the Post-CIC Entity, the number of shares covered by the replacement awards shall be based on the average of the high and low selling prices of the common stock of such Post-CIC Entity on the established stock exchange on the trading day immediately preceding the date of the Change in Control;

(iii)
Performance Shares, Performance Units and all other Awards subject to Performance Measures are converted into replacement awards that preserve the value of such Awards at the time of the Change in Control;

(iv)
the replacement awards contain provisions for scheduled vesting and treatment on Termination of employment (including the definitions of Cause and Good Reason, if applicable) that are no less favorable to the Participant than the underlying Awards being replaced, and all other terms of the replacement awards (other than the security and number of shares represented by the replacement awards) are substantially similar to, or more favorable to the Participant than, the terms of the underlying Awards; and

(v)	the security represented by the replacement awards, if any, is of a class that is publicly held and widely traded on an established stock exchange.
Section 14.03.     Awards Not Assumed by Successor.

(a)
Upon the occurrence of a Change in Control in which the Company is not the surviving Company, any Awards made under this Plan that are not Assumed by the Post-CIC Entity and are not subject to Performance Measures shall become fully vested and exercisable on the date of the Change in Control. A prorated amount (as described below) of any Awards made under this Plan that are subject to Performance Measures shall immediately vest and become immediately payable in accordance with its terms (subject to Section 14.03(e)), and the following provisions of this Section 14.03 shall apply.

For purposes of this Section 14.03(a), the “prorated amount” will be based on the actual level of achievement against the Award’s Performance Targets during the Performance Period up to, and as of, the date of the Change in Control and the number of full months that elapsed during the Award’s

Performance Period up to the date of the Change in Control. The Committee may, in good faith, adjust performance goals to account for the shortened Performance Period.

(b)
For each Stock Option and SAR, the Participant shall receive a payment equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) received by holders of Shares in the Change in Control transaction and the exercise price of the applicable Stock Option or SAR, if such difference is positive. Such payment shall be made in the same form as the consideration received by holders of Shares. Any Stock Options or SARs with an exercise price that is higher than the per share consideration received by holders of Shares in connection with the Change in Control shall be cancelled for no additional consideration.

(c)
The Participant shall receive the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) that such Participant would have received in the Change in Control transaction had he or she been, immediately prior to such transaction, a holder of the number of Shares equal to the number of Restricted Stock Units and/or Shares of Restricted Stock covered by the Award and the number of Shares payable under Section 14.03(a) for Awards subject to Performance Measures.

(d)	The payments contemplated by Sections 14.03(b) and (c) shall be made at the same time as consideration is paid to the holders of Shares in connection with the Change in Control.

(e)
Notwithstanding anything to the contrary in this Plan, if the payment or benefit constitutes a deferral of compensation under Code Section 409A, then to the extent necessary to comply with Code Section 409A, payment or delivery shall be made on the date of payment or delivery originally provided for such payment or benefit.

ARTICLE XV.
MISCELLANEOUS
Section 15.01.     Mistake of Fact. Any mistake of fact or misstatement of facts shall be corrected when it becomes known by a proper adjustment to an Award or Award Agreement.
Section 15.02.     Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document, or other information which the person relying thereon considers pertinent and reliable, and signed, made, or presented by the proper party or parties.
Section 15.03.     Notices. Any notice or document required to be given to or filed with the Committee will be properly given or filed if hand delivered (and a delivery receipt is received) or mailed by certified mail, return receipt requested, postage paid, to the Committee at One Invacare Way, Elyria, Ohio 44035.
Section 15.04.     No Effect on Employment or Service. Neither the Plan, the grant of an Award, or the execution of an Award Agreement shall confer upon any Participant any right to continued employment by the Company or an Affiliate or interfere with or limit in any way the right of the Company or an Affiliate to terminate any Participant’s employment or service at any time, with or without Cause. Employment with the Company and its Affiliates is on an at-will basis only, unless otherwise provided by a written employment or severance agreement, if any, between the Participant and the Company or Affiliate, as the case may be. If there is any conflict between the provisions of the Plan and an employment or severance agreement between a Participant and the Company or an Affiliate, the provisions of such employment or severance agreement shall control, including, but not limited to, the vesting and forfeiture of any Awards.
Section 15.05.     No Company Obligation. Unless required by applicable law, the Company, an Affiliate, the Board of Directors, and the Committee shall not have any duty or obligation to disclose material information to a record or beneficial holder of Shares or an Award, and such holder shall have no right to be advised of any material information regarding the Company or any Affiliate at any time prior to, upon, or in connection with the receipt, exercise, or distribution of an Award.
Section 15.06.     Participation. No Employee shall have the right to be selected to receive an Award, or, having been selected, to be selected to receive a future Award. Participation in the Plan will not give any

Participant any right or claim to any benefit under the Plan, unless such right or claim has accrued under the express terms of the Plan.
Section 15.07.     Liability and Indemnification. No member of the Board, the Committee, or any officer or employee of the Company or any Affiliate shall be personally liable for any action, failure to act, decision, or determination made in good faith in connection with the Plan. By participating in the Plan, each Participant agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers, and employees) and the Committee from and against any tax liability, including, but not limited to, interest and penalties, incurred by the Participant in connection with his receipt of Awards under the Plan and the payment and exercise thereof. Each person who is or shall have been a member of the Committee or the Board or served as an officer of the Company or any of its Affiliates or Subsidiaries shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense (including, but not limited to, attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award Agreement, unless a court of competent jurisdiction determines in a final, non-appealable order that such act or omission was the result of gross negligence, willful misconduct or intentional wrong-doing, and (ii) any and all amounts paid by him or her in settlement thereof, with the Company’s prior written approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her; provided, however, that he or she shall give the Company an opportunity, at the Company’s expense, to handle and defend such claim, action, suit, or proceeding before he or she undertakes to handle and defend the same on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, by contract, as a matter of law or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.
Section 15.08.     Successors. All obligations of the Company hereunder with respect to Awards shall be binding on any successor to the Company, whether or not the existence of such successor is the result of a Change in Control of the Company. The Company shall not, and shall not permit its Affiliates to, recommend, facilitate, or agree or consent to a transaction or series of transactions that would result in a Change in Control of the Company unless and until the person or persons or entity or entities acquiring control of the Company as a result of such Change in Control agree(s) to be bound by the terms of the Plan insofar as it pertains to Awards theretofore granted and agrees to assume and perform the obligations of the Company hereunder.
Section 15.09.     Nontransferability of Awards. Except as provided in Subsection (a) or (b), no Award can be sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution. In addition, no Award shall be subject to execution, attachment, or similar process. In no event may any Award be transferred for value. Any attempted or purported transfer of an Award in contravention of the Plan or an Award Agreement shall be null and void ab initio and of no force or effect whatsoever. All rights with respect to an Award granted to a Participant shall be exercisable during his or her lifetime only by the Participant.

(a)
Limited Transfers of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit the transfer of Nonqualified Stock Options by a Participant to: (i) the Participant’s spouse, any children or lineal descendants of the Participant or the Participant’s spouse, or the spouse(s) of any such children or lineal descendants (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of Immediate Family Members, or (iii) a partnership or limited liability company or other entity in which the Participant and/or the Immediate Family Members are the only equity owners, (collectively, “Eligible Transferees”); provided, however, that, if the Committee permits the transfer of Nonqualified Stock Options granted to the Participant, the Committee may subsequently, in its sole discretion, amend, modify, revoke, or restrict, without the prior consent, authorization, or agreement of the Eligible Transferee, the ability of the Participant to transfer Nonqualified Stock Options that have not been already transferred to an Eligible Transferee. An Option that is transferred to an Immediate Family Member shall not be transferable by such Immediate Family Member, except for any transfer by such Immediate Family Member’s will or by the laws of descent and distribution upon the death of such Immediate Family Member. Incentive Stock Options granted shall not be transferable pursuant to this Subsection.

(b)
Exercise by Eligible Transferees. If the Committee, in its sole discretion, permits the transfer of Nonqualified Stock Options by a Participant to an Eligible Transferee under Subsection (a), the Options transferred to the Eligible Transferee must be exercised by such Eligible Transferee and, in the event of the death of such Eligible Transferee, by such Eligible Transferee’s executor, administrator or authorized representative only in the same manner, to the same extent, and under the same circumstances (including, but not limited to, the time period within which the Options must be exercised) as the Participant could have exercised such Options. The Participant, or in the event of his or her death, the Participant’s estate, shall remain liable for all federal, state, local, and other taxes applicable upon the exercise of a Nonqualified Stock Option by an Eligible Transferee.

Section 15.10.     No Rights as Shareholder. Except as expressly provided in Article VIII, no Participant (or any Beneficiary) shall have any of the rights or privileges of a shareholder of the Company with respect to any Shares issuable pursuant to an Award (or the exercise thereof), unless and until certificates representing such Shares shall have been recorded on the Company’s official shareholder records (or the records of its transfer agents or registrars) as having been issued and transferred to the Participant (or his or her Beneficiary).
Section 15.11.     Funding. Benefits payable under this Plan to any person shall be paid by the Company from its general assets. Shares to be distributed hereunder shall be issued directly by the Company from its authorized but unissued Shares or acquired by the Company on the open market, or a combination thereof. Neither the Company nor any of its Affiliates shall be required to segregate on their books or otherwise establish any funding procedure for any amount to be used for the payment of benefits under this Plan. The Company or any of its Affiliates may, however, in their sole discretion, set funds aside in investments to meet any anticipated obligations under this Plan. Any such action or set-aside shall not be deemed to create a trust of any kind between the Company or any of its Affiliates and any Participant or other person entitled to benefits under the Plan or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured general creditor of the Company or its Affiliates.
Section 15.12.     Compliance with Code Section 409A.

(a)
To the extent applicable, it is intended that the Plan and any grants made hereunder comply with (or be exempt from) the provisions of Code Section 409A, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder will be administered in a manner consistent with this intent. Any reference in this Plan to Code Section 409A will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b)
Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Code Section 409A) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment. Except as permitted under Code Section 409A, any deferred compensation (within the meaning of Code Section 409A) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Affiliates or Subsidiaries.

(c)
If, at the time of a Participant’s separation from service (within the meaning of Code Section 409A), (i) the Participant is a specified employee (within the meaning of Code Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Code Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Code Section 409A in order to avoid taxes or penalties under Code Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it on the tenth business day of the seventh month after such separation from service.

(d)
Notwithstanding any provision of the Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Code Section 409A, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Code Section 409A. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Code Section 409A), and neither the Company nor any of its affiliates will have any obligation to provide the Participant with any tax gross-up or indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.
Section 15.13.     Clawback Rights. The Plan will be administered in compliance with Section 10D of the Act, any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded, and any Company policy adopted pursuant to such law, rules, or regulations and any Award Agreement may be amended to further such purpose without the consent of the Participant. Without limiting the generality of the foregoing and notwithstanding anything herein to the contrary, if the Board or any appropriate Board committee has determined that any fraud or intentional misconduct by a Participant was a significant contributing factor to the Company’s having to restate all or a portion of its financial statement(s), the Board or committee may take such actions as it deems necessary, in its discretion, to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. The Board may, to the extent permitted by applicable law, in appropriate cases, require reimbursement of any incentive compensation paid to the Participant for any fiscal period commencing on or after the Effective Date if and to the extent that (a) the amount of incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (b) the Participant engaged in any fraud or intentional misconduct that significantly contributed to the need for the restatement, and (c) the amount of the bonus or incentive compensation that would have been awarded to the Participant had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the Participant, authorize legal action, or take such other action to enforce the Participant’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case. This Section 15.13 shall not be the Company’s exclusive remedy with respect to such matters.
Section 15.14. Use of Proceeds. The proceeds received by the Company from the sale of Shares pursuant to the Plan will be used for general corporate purposes.